Exhibit 10.41

March 11, 2005

Malcolm Stewart

Vice President, DNA Medicines

Avecia Limited

Hexagon House, Blackley

Manchester M9 8ZS

England

Re:	Agreement between Corgentech Inc. and Avecia Limited, Dated December 27, 2004

Dear Malcolm:

This letter will amend the Agreement dated December 27, 2004 between Corgentech Inc. (“Corgentech”) and Avecia Limited (“Avecia”) as previously amended by the letter from Jack X. Regan to Kevin Cox dated March 4, 2005 (as amended, the “Agreement”). Except as expressly set forth in this letter, all other terms of the Agreement shall remain unmodified and in full force and effect.

I. Amending Section 2.4.

Section 2.4 of the Agreement is hereby amended by striking the section and replacing it with the following:

Upon completion of the Programme, but in no event later than April 30, 2005, Corgentech shall notify Avecia of its intention to continue future manufacturing and production of the Products at Avecia’s Grangemouth facility (“Grangemouth”). In the event Corgentech notifies Avecia that Corgentech intends to continue future manufacturing and production at Avecia’s Grangemouth facility the parties shall negotiate in good faith an agreement governing such production within fifteen (15) days after such notification. In the event Corgentech notifies Avecia that it does not intend to continue production at Grangemouth, Avecia shall cooperate fully in the documentation of all manufacturing and production processes related to the Programme and the manufacture of the Products, including the Technical Information (as defined below) (“the Technology Transfer Documentation”) and communication and delivery to Corgentech of the Technology Transfer Documentation. As part of the Technology Transfer, Avecia: (a) will deliver all equipment and assets belonging to Corgentech to Corgentech’s facility or as it may direct, and (b) hereby grants to Corgentech a royalty-free, irrevocable, perpetual, non-exclusive, world-wide license, with power to sub-license, under all New Intellectual Property owned by Avecia pursuant to Section 5.3 below to make, use, sell, offer for sale, import, keep and otherwise deal in the Products. “Technical Information” shall include, but not be limited to, all know-how, experience, instructions, standards, methods, test and trial results, manufacturing processes, hazard assessments, registration data, quality control standards, formulae, Specifications, storage data, samples, drawings, designs, descriptions of packaging materials and all other relevant information relating to the Products or the design, manufacture or storage of the Products. In consideration for the technical consultancy services relating to the Technology Transfer to Corgentech, Corgentech shall pay Avecia’s reasonable costs of producing the documentation and transferring the assets associated with the Business from the Grangemouth facility to Corgentech (or as it shall direct), for an agreed period, not to exceed three months. Avecia and Corgentech shall each use their reasonable efforts to determine the cost of the Technology Transfer before March 31, 2005.

II. Amending Section 3.1.

Section 3.1 is hereby amended by striking the first paragraph thereof and accompanying table and replacing them with the following:

In consideration of Avecia: (i) manufacturing, selling and delivering the Products and undertaking related activities, as more particularly described in the Programme set forth in Part B of Schedule 1; and (ii) continuing production at its Grangemouth facility, Corgentech shall prepay the purchase price for the Products, in four (4) installments. Installments 1, 2, 3 and 4 shall be as set forth in the following table. These amounts do not include the cost of raw materials, which shall be borne by Corgentech.

Purchase Price

Installment	Amount (U.S.$)	Activity	Payment Date
1	$1,550,000	Programme commencement and January production as set forth in Schedule 1	December 28, 2004
2	$1,550,000	February production as set forth in Schedule 1	January 15, 2005
3	$1,550,000	March production as set forth in Schedule 1	February 15, 2005
4	$1,550,000	April production as set forth in Schedule 1	March 15, 2005

III. Amending Schedule 1.

Schedule 1 is hereby amended by adding the April production schedule attached to this letter.

Corgentech Inc.

By:	/s/ Jack X. Regan
Jack X. Regan
Vice President, Manufacturing

Accepted and agreed,
Avecia Limited

By:	/s/ Malcom J. Stewart
Name:	Malcom J. Stewart
Title:	Vice President DNA Medicines

Q1 2005 Avecia Requirements

	Additional April Requirements	Existing Q1 Requirements	Progress as Possible
NFkB DECOY	• Complete Manufacture of Campaign 2 - duplex D7000/004 - on test • Complete swab recovery work for D7000 • Complete cleandown method validation

•      Campaign 2 - duplex D7000/003 - on test

•      Campaign 1 - second duplex run

•      Qualification of cleaning methods(complete)

•      Routine stability testing Campaign 1

•      Close out complaint for particulate deviation, CGT to provide information on particulate identitiy

•      Collect in-process fraction samples

•      D7000/001/04K split down/release

• Initiate Campaign 2 stability (CGT to request)

E2F DECOY

Cleaning Revalidation Activities:

•      Complete all cleaning failure investigation CA/PAs

•      Approve Campaign 6 Cleaning Validation Plan

•      Progress on validation of D1700 cleaning methods

•      Complete dirty hold and clean studies

•      Complete Operating Instructions/train on visually clean criteria

•      Progress on Operating Instructions/training on swab recovery procedure

Campaign #6 Start-up Activities:

•      Initiate installation and IQ/OQ of D1700-dedicated equipment

•      Initiate/route for approval D1700 PI Sheet changes

•      Initiate/route for approval D1700 Process Description changes

•      Insure raw material supply to support a minimum of 2 runs of D1702 &1 run of D1701(CGT to authorize orders)

•      Routine stability testing Pre-process validation and process validation lots

•      D1700 Restart Plan including generation/approval of all required cleaning documentation and schedule for dedicated equipment installation

•      IEX study for D1700 stress/photostability studies

•      Routine stability testing

•      Close out cleaning failure investigation

•      Incorporate vendor COA’s in PDF’s for solid support

•      Trial both SSI and IP revised RP-HPLC methods and initiate SSI method qualification

•      Complete all technical reports including process validation

• Generate and finalize a 300mmol Scale-up Plan • Support for Drug Product degradation studies –LCMS(scope in development)

HIF	* Hold inventory	N/A	N/A

GENERAL	• Host mock PAI (CGT/BMS/Auditor)	• Update Intertek Quality Agreement • Monthly Inventory Reports (all products) • PAI readiness • Address major observations from pre-audit • Control of dedicated equipment	• Scientific Publication assistance